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                                                                  EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

   We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-1 of our reports dated September 13, 1996 (October 7, 1996 with respect to Note I[5]; October 18, 1996 with respect to the second paragraph of Note A; October 31, 1996 with respect to Notes F[2] and I[2]) on the financial statements and Schedule II of Cellular Telecom Corporation (d/b/a Intellicell Corp.) as at December 31, 1994 and December 31, 1995 and for each of the years in the three-year period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

Richard A. Eisner & Company, LLP
New York, New York
December 6, 1996